Exhibit No. 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “ December 21 Amendment ”), dated as of December 21, 2006, is an amendment to that certain Employment Agreement (the “ Agreement ”) dated as of February 27, 2005, as subsequently amended on October 25, 2005 and February 1, 2006, by and between i2 Technologies, Inc. (the “ Company ”) and Michael E. McGrath (the “ Employee or CEO ”). Undefined capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

In consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.5.1 of the Agreement shall be amended in its entirety as follows:

“1.5.1 Death or Disability. Immediately upon the death of the Employee or the determination by the relevant insurance company or management agency that the Employee is eligible to receive benefits under Company’s disability insurance offered to Company’s employees, due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section 1.5.1 being referred to herein as termination for “Death or Disability”). All unvested components of the equity instruments will automatically terminate upon the date of employment termination. All vested equity instruments shall be exercisable until the later of: (a) the fifteenth day of the third month following the 90th day after the date of the termination for Death or Disability, or (b) December 31 of the calendar year in which occurs the 90th day after the date of the termination for Death or Disability. Notwithstanding the foregoing, any equity instrument shall be cancelled and no longer exercisable upon the expiration of the stated term of such equity instrument.” (emphasis original)

Section 1.5.2 of the Agreement shall be amended in its entirety as follows:

“1.5.2 Voluntary Termination. During the Employment Term, Employee may terminate employment with a minimum of 30 days notice. Termination pursuant to this Section 1.5.2 is being referred to herein as “Voluntary” termination). Employee agrees to resign his employment, immediately prior to the hire date of a successor Chief Executive Officer. All unvested components of the equity instruments will automatically terminate upon the date of employment termination. All vested equity instruments shall be exercisable until the later of: (a) the fifteenth day of the third month following the 90th day after the later of the date of the Employee’s Voluntary termination of employment or the date the Employee has a termination of service, for any or no reason, as Chairman of the Board of Directors of the Company (subject to Employee having been previously elected as Chairman), or (b) December 31 of the calendar year in which occurs the 90th day after the later of the date of the Employee’s Voluntary termination of employment or the date the Employee has a termination of service, for any or no reason, as Chairman of the Board of Directors of the Company (subject to Employee having been previously elected as Chairman). Notwithstanding the foregoing, any equity instrument shall be cancelled and no longer exercisable upon the expiration of the stated term of such equity instrument. All pay and benefits shall cease on the day after employment termination.” (emphasis original)

Section 1.5.4 of the Agreement shall be amended in its entirety as follows:

“1.5.4 Termination Without Cause. Thirty (30) days following notice of termination Without Cause given by the Company; provided, however, that during any such thirty (30) day notice period, the Company may suspend the Employee from his duties as set forth herein (including, without limitation, the Employee’s position as a representative and agent of the Company) (termination pursuant to this Section 1.5.4 being referred to herein as termination “Without Cause”). All unvested components of the equity instruments will automatically terminate upon the date of employment termination. All vested equity instruments shall be exercisable until the later of: (a) the fifteenth day of the third month following the 90th day after the later of the date of the Employee’s termination of employment Without Cause or the date the Employee has a termination of service, for any or no reason, as Chairman of the Board of Directors of the Company (subject to Employee having been previously elected as Chairman), or (b) December 31 of the calendar year in which occurs the 90th day after the later of the date of the Employee’s termination of employment Without Cause or the date the Employee has a termination of service, for any or no reason, as Chairman of the Board of Directors of the Company (subject to Employee having been previously elected as Chairman). Notwithstanding the foregoing, any equity instrument shall be cancelled and no longer exercisable upon the expiration of the stated term of such equity instrument.” (emphasis original)

This Agreement is intended to not provide for the deferral of compensation within the meaning of Internal Revenue Code Section 409(A) and IRS notice 2005-1 and shall be construed in good faith compliance with the requirements for stock options that do not provide for the deferral of compensation.

In the event any provisions of this December 21 Amendment, including the Agreement, are determined to be potentially subject to the requirements of Internal Revenue Code Section 409(A) and IRS notice 2005-1, or subsequent Treasury guidance, the Agreement will be administered and amended to ensure it is not subject to such requirements.

All other provisions of the Agreement (as amended on October 25, 2005 and February 1, 2006) remain in full force and effect.

IN WITNESS WHEREOF, the Company and Employee have executed this December 21 Amendment on and as of the day and year first above written.

i2 Technologies, Inc.

John Harvey

Secretary

Employee

Michael E. McGrath

President and Chief Executive Officer